Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

EAGLE BANCORP, INC.	VIRGINIA HERITAGE BANK
Ronald D. Paul	David P. Summers
301.986.1800	703.277.2200

June 9, 2014

EAGLE BANCORP AND VIRGINIA HERITAGE BANK

ANNOUNCE MERGER AGREEMENT

$182.9 million Transaction Significantly Expands EagleBank’s Northern Virginia Presence

Creates Community Bank With $4.7 Billion of Assets

Bethesda, MD., Tysons Corner, VA.  On June 9, 2014, Eagle Bancorp, Inc. (“Eagle”) (NASDAQ: EGBN), the parent company of EagleBank (“EagleBank”), and Virginia Heritage Bank (“VHB”) (OTCQB: VGBK) announced that they have entered into a definitive agreement (the “Agreement”) pursuant to which VHB will be merged into EagleBank, with EagleBank being the surviving institution. The merger will accelerate Eagle’s growth with the addition of VHB’s 6 branches, which are all located in the attractive Northern Virginia market.  At March 31, 2014, VHB had approximately $917.4 million in assets, $715.8 million in net loans and $737.1 million in deposits.

Under the Agreement, as illustrated in the table below, each VHB shareholder will be entitled to receive a combination of Eagle common stock and cash for each share of VHB common stock they own.  So long as the average closing price of a share of Eagle common stock over a 20 trading day period ending five trading days prior to closing (the “Eagle Average Price”) is at least $29.00 and not more than $35.50, then each share of VHB common stock would be converted into the right to receive shares of Eagle common stock having a value, based on the Eagle Average Price, of $21.50 per share, and cash of $7.50 per share, for aggregate consideration of $29.00 per share.  If the Eagle Average Price is higher than $35.50, then each share of VHB common stock would be converted into 0.6056 shares of Eagle common stock, and the cash consideration per share would increase above $7.50 as illustrated in the table below. If the Eagle Average Price is less than $29.00, then, generally, each share of VHB common stock would be converted into the right to receive $7.50 in cash and shares of Eagle common stock having a value equal to the Eagle Average Price less $7.50.

Options to acquire VHB common stock will be assumed by Eagle and converted into options to acquire shares of Eagle common stock.

Based on the closing price of Eagle common stock on June 6, 2014 of $32.92, the Exchange Ratio would be 0.6531, and the aggregate value of the transaction would be approximately $182.9 million, including the value of outstanding options to acquire VHB common stock, but excluding the value of VHB’s preferred stock, or approximately 205.7% of VHB’s book value and tangible book value per common share and 18.1x VHB’s trailing twelve month earnings available to common shareholders, each as of March 31, 2014. Approximately $45.1 million of the aggregate consideration would be payable in cash. The Exchange Ratio and the value of the transaction at closing may be higher or lower, depending on the change in the value of Eagle common stock.  Eagle expects that the transaction will be accretive to Eagle’s earnings within twelve months following the closing of the merger, and will result in modest dilution to tangible book value, which is expected to be earned back within four years.

The following table sets forth, for illustrative purposes only, the consideration to be received in exchange for each share of VHB common stock, and the approximate aggregate transaction value (including the value attributable to in the money options) and shares issuable, at a range of Eagle Average Prices.

Eagle Average Price	Exchange Ratio	Total Consideration Per VHB Share	Value of Eagle Common Stock Per VHB Share	Cash Consideration Per VHB Share	Aggregate Transaction Value (including options)(1)	Eagle Shares Issuable (excluding options)(1)
$25.00	0.7000	$25.00	$17.50	$7.50	$156.9 million	4,211,755
$26.00	0.7115	$26.00	$18.50	$7.50	$163.4 million	4,280,954
$27.00	0.7222	$27.00	$19.50	$7.50	$169.9 million	4,345,334
$28.00	0.7321	$28.00	$20.50	$7.50	$176.4 million	4,404,900
$29.00	0.7414	$29.00	$21.50	$7.50	$182.9 million	4,460,856
$30.00	0.7167	$29.00	$21.50	$7.50	$182.9 million	4,312,241
$31.00	0.6936	$29.00	$21.50	$7.50	$182.9 million	4,173,253
$32.00	0.6719	$29.00	$21.50	$7.50	$182.9 million	4,042,689
$32.92	0.6531	$29.00	$21.50	$7.50	$182.9 million	3,929,573
$33.00	0.6515	$29.00	$21.50	$7.50	$182.9 million	3,919,946
$34.00	0.6324	$29.00	$21.50	$7.50	$182.9 million	3,805,025
$35.00	0.6143	$29.00	$21.50	$7.50	$182.9 million	3,696,121
$35.50	0.6056	$29.00	$21.50	$7.50	$182.9 million	3,643,775
$36.00	0.6056	$29.41	$21.80	$7.61	$185.6 million	3,643,775
$37.00	0.6056	$30.23	$22.41	$7.82	$190.9 million	3,643,775
$38.00	0.6056	$31.04	$23.01	$8.03	$196.2 million	3,643,775
$39.00	0.6056	$31.86	$23.62	$8.24	$201.5 million	3,643,775
$40.00	0.6056	$32.68	$24.23	$8.45	$206.8 million	3,643,775

Eagle would also assume the 15,300 shares of VHB’s preferred stock which has an aggregate liquidation preference of $15.3 million and was issued in connection with the U.S. Treasury’s Small Business Lending Fund Program.

(1)  Based on 6,018,801 shares of VHB common stock issued and outstanding as of May 31, 2014, and options outstanding as of May 31, 2014 to purchase 481,861 shares of VHB common stock at an average weighted exercise price of approximately $11.64 per share.  Excludes the value of VHB preferred stock.

In connection with the merger, David P. Summers, Chairman and CEO of VHB, will be invited to join the Board of Directors of Eagle and EagleBank.

The merger is expected to close as early as the fourth quarter of 2014.  The Agreement has been unanimously approved by the boards of directors of both Eagle and VHB and is subject to the approval by common shareholders of VHB, the approval of the applicable bank regulatory authorities, and the satisfaction or waiver of the conditions to closing and covenants of each party contained in the Agreement.

The merger is not contingent on the raising of any additional capital.  However, in order to maintain the levels of capital which Eagle desires to maintain as of the closing of the merger, which is expected to coincide with the effectiveness of the new regulatory capital rules, and to support continued operations, Eagle expects that it will seek to supplement its capital prior to the closing of the merger through the sale of up to $55 million of subordinated debt.

Ronald D. Paul, Chairman and CEO of Eagle and EagleBank said, “We are extremely excited about the proposed acquisition of VHB and the transformative opportunities the combination creates for us in Northern Virginia. Both banks are similar in that we share a culture of providing outstanding customer service and putting customer relationships first, while never taking the eye off the ball in terms of credit quality or enhancing shareholder value. We look forward to serving VHB’s customers with our portfolio of deposit, cash management, and loan products tailored for small and medium-sized businesses, real estate investors, law firms and other professional organizations. The addition of VHB’s team, combined with our own organic growth, gives EagleBank the ability to be a major factor in this dynamic market, long one of our principal objectives. We feel that VHB’s customers will value our vision of providing superior customer service, making credit available to eligible borrowers, providing access to local leadership and decision makers, and our commitment to the community which have resulted in Eagle becoming the premier community banking organization in the D.C. metropolitan area.”

David P. Summers, Chairman and CEO of VHB noted, “In 16 years EagleBank has established itself as the leading community banking company serving the Washington, D.C. metropolitan area. For our customers, partnership with Eagle means access to additional products and services, greater convenience, a significantly higher lending capacity, and an expanding, well-positioned branch network. For our shareholders, taking the currency of a high performing company translates into enhanced shareholder value. The alliance of our two companies should prove a winning combination all around. I look forward to working with Ron to continue the expansion of the combined franchise.”

VHB was advised by Sandler O’Neill + Partners, L.P. as financial advisor, and Holland & Knight LLP as legal counsel. Houlihan Lokey Capital, Inc. served as financial advisor, and BuckleySandler LLP served as legal counsel, to Eagle. Keefe, Bruyette & Woods, Inc. provided a fairness opinion to the Board of Directors of Eagle.

Conference Call: Eagle Bancorp will host a conference call to discuss the merger on Tuesday, June 10, 2014 at 11:00 a.m., eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 57975795, or by accessing the call on the Company’s website, www.eaglebankcorp.com. A replay of the conference call will be available on the Company’s website through June 25, 2014. An investor presentation relating to the merger will be available in the Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”), and will also be posted on Eagle’s website prior to the call.

About the Companies:  Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through eighteen offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace.

Virginia Heritage Bank is headquartered in Tysons Corner, Virginia. The Bank has six full service offices in Arlington, Fairfax, Chantilly, Gainesville, Tysons Corner and Sterling, Virginia. The Bank also has a mortgage division located in Chantilly, Virginia.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Eagle’s operations and policies and regarding general economic conditions.  These forward-looking statements include, but are not limited to, statements about (i) the benefits of the merger between EagleBank and VHB and (ii) Eagle’s and VHB’s plans, obligations, expectations and intentions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the respective managements of Eagle and VHB as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the parties’ market, and their impact on the operations and assets of the parties, interest rates and interest rate policy, competitive factors, judgments about the ability of the parties to successfully consummate the merger and to integrate the operations of the two companies, the expected growth opportunities or cost savings resulting from the merger, which may not be fully realized or take longer than expected to realize; the ability of the two companies to avoid customer dislocation or runoff, and employee attrition, during the period leading up to and following the merger, the timing of and any conditions to required regulatory approvals, the demand for and pricing of subordinated debt or other securities, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Factors that could cause results and outcomes to differ materially include, among others, the ability to obtain required regulatory and shareholder approvals; the ability to complete the merger as expected and within the expected timeframe; and the possibility that one or more of the conditions to the completion of the merger may not be satisfied.  Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein.  Readers are cautioned against placing undue reliance on such forward-looking statements.  Past results are not necessarily indicative of future performance.  Eagle and VHB assume no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

Eagle will file with the SEC, a registration statement on Form S-4 which will include a prospectus regarding the shares of Eagle common stock to be issued in the merger, and proxy statement for the meeting of VHB shareholders at which approval of the Agreement will be voted upon.  The combined proxy statement/prospectus will be mailed to the shareholders of VHB. Investors and security holders of Eagle and VHB are urged to read the proxy statement/prospectus, the documents incorporated by reference in the proxy statement/prospectus, the other documents filed with the SEC and the other relevant materials when they become available, because they will contain important information about Eagle, VHB, the merger and the transactions contemplated by the merger. Investors will be able to obtain these documents free of charge at the SEC’s web site (http://www.sec.gov).  In addition, documents filed with the SEC by Eagle will be available free of charge from Eagle’s Investor Relations at (301) 986-1800, or on Eagle’s website at www.eaglebankcorp.com under the tab “Investor Relations” and then under the heading “SEC Filings.”  Certain information regarding VHB may also be found on VHB’s website at www.vhbank.com.

Eagle, VHB and their respective directors, executive officers, and certain other members of management and employees of Eagle, EagleBank and VHB may be deemed to be participants in the solicitation of proxies from shareholders of VHB in connection with the proposed merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation will be set forth in the combined proxy statement/prospectus relating to the merger and the other relevant documents filed with the SEC when they become available. Information about the directors and executive officers of Eagle is also set forth in Eagle’s proxy statement for its 2014 annual meeting of shareholders filed with the SEC.

###